Exhibit 10.16


                              SEPARATION AGREEMENT


         This Separation Agreement is made and entered into December 23, 1997, between Michael R. Schwab (Employee) and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street North, Shoreview, Minnesota 55126 (Deluxe).

         WHEREAS, Employee has been employed by Deluxe pursuant to an agreement dated as of October 24, 1994; and

         WHEREAS, the parties agree to set forth herein the terms and conditions under which such employment is terminated.

         NOW THEREFORE, in consideration of the mutual benefits and promises contained herein the parties agree as follows:

         1. Termination. Employee and Deluxe agree that Employee voluntarily terminates his employment with Deluxe on January 1, 1998 (Termination Date).

         2. Payments and Benefits. Deluxe and Employee agree that the following payments and benefits, less applicable payroll and any supplemental deductions, shall be provided by Deluxe to Employee:

                  A.       Two Hundred Fifty Thousand and 00/100 Dollars
                           ($250,000.00).

                  B.       All accrued vacation pay as of Termination Date.

                  C. Accrued amount in Employee's Stock Purchase Plan Account as of Termination Date.

                  D. Payment to Employee of his accrued balance in his Deferred Compensation and Supplemental Retirement Plan Account in accordance with the terms of the Plans and the payout option selected by Employee. Where the Plans allow, Employee may transfer his balance to other plans of his choosing.

                  E. Any contribution for 1997 to the Deluxe retirement plans in which Employee is a participant and the Deferred Compensation Plan in accordance with the plans. Where the Plans allow, Employee may transfer his balance to other plans of his choosing.

                  F. Executive out-placement services through an agency chosen by Employee, the fee for which shall be negotiated by Deluxe. Such services shall be paid for by Deluxe upon receipt of an invoice from the agency.

                  G. One Thousand One Hundred and 00/100 Dollars ($1,100.00) per month for the twelve (12) month period following Termination Date in connection with payment of Employee's automobile expenses.

                  H. Continuation of financial planning assistance through AMG for the twelve (12) month period following Termination Date.

                  I. Payment of premiums at employee rates for and provision of medical, dental, vision and life coverage for the twelve (12) month period following Termination Date, and further continuation of medical coverage as though Employee were a qualified retiree at 58 years of age having thirty-six (36) years of service, as each such plan shall change from time-to-time until Employee is eligible for Medicare coverage at which time Medicare coverage shall become primary and coverage provided by Deluxe shall become secondary.

                  J. Payment of up to Four Thousand and 00/100 Dollars ($4,000.00) in legal expenses for Employee's attorney's review and negotiation of this transaction on Employee's behalf upon receipt of an invoice from such attorney.

                  K. Thirty-One Thousand Seven Hundred Fifty and 00/100 Dollars ($31,750.00) in lieu of receipt of One Thousand Two Hundred Ninety (1,290) restricted stock units granted on February 9, 1996 under the Deluxe Corporation Annual Incentive Plan. Employee acknowledges that Employee's rights to receive incentive compensation under such plan will terminate as of Termination Date.

                  L. In accordance with approval of the Compensation Committee of the Board of Directors the (1) vesting of the unvested nonqualified stock options granted to Employee (a) on November 11, 1994 to purchase 8,000 shares thereunder; (b) on February 9, 1996 to purchase 12,000 shares thereunder; and (c) on January 31, 1997 to purchase 15,000 shares thereunder of Deluxe common stock (with respect to all shares then remaining under such options) in accordance with the provisions of the applicable option agreements, as amended, including the five (5) year period of exercise applicable to each such option, as if Employee had satisfied the requirements for approved retirement as therein specified and the Termination Date were the date of Employee's retirement; (2) continuation of Employee's rights, as if Employee had retired in accordance with applicable policies, with respect to the 5,000 (up to a maximum of 7,500) stock units granted on February 9, 1996 under the Deluxe Corporation Performance Share Plan plus any additional stock units determined and resulting thereunder in lieu of the payment of dividends.

                  M. Beginning on the first day of the second month following Termination Date and continuing for up to a eight (8) month period thereafter, payment to Employee of any difference in Employee's basic monthly compensation at Deluxe and any lesser amount earned by Employee during the immediately prior month. Employee shall use reasonable, diligent efforts to obtain monthly compensation at the earliest opportunity and within five (5) days following the close of any month for which Employee claims payment hereunder, Employee shall provide Deluxe documentation satisfactory to Deluxe of all compensation earned by Employee for his services in the month for which he makes such claim.

                  N.       Employee's target incentive bonus for 1997.

                  O. Assignment to Employee of the Manufacturer's Life Insurance Company single premium deferred annuity No. 5009136-2.

The payments and benefits described in subsections B, C and D of this Section shall be provided by Deluxe to Employee on Termination Date. Except as otherwise provided, the payments and benefits described in this Section shall be provided by Deluxe to Employee upon receipt of the signed Separation Agreement and a Release in the form attached as Exhibit A, but no earlier than five (5) nor later than seven (7) days after the expiration of the rescission period referred to in Section 6. Such payments shall be reduced by any amount Employee owes Deluxe for outstanding credit card or other charges. Any payment to Employee described in this Agreement shall be made by automated transfer to Employee's Deluxe payroll account using Deluxe's payroll department.

         3. Full Compensation. The payments that will be made to Employee or for his benefit pursuant to this Separation Agreement shall compensate him for and extinguish any and all claims he may have arising out of his employment with Deluxe or his employment termination as of the effective date of the Release, including but not limited to claims for attorneys' fees and costs, and any and all claims for any type of legal or equitable relief.

         4. Benefits. Employee is a participant in various employee benefit plans sponsored by Deluxe. Unless otherwise agreed hereunder, the payment or cancellation of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans. Deluxe will provide Employee the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

         5. Records, Documents and Property. Employee will return to Deluxe all of its property including, but not limited to its records, correspondence and documents as well as all keys, corporate charge cards and computers.

         6. Rescission. Employee acknowledges that he has had a period of twenty-one (21) days in which to consider this Separation Agreement and the Release referred to in Section 7 and deliver signed originals of them to the officer and at the address set out below in this Section. Once this Separation Agreement and the Release are executed, Employee may rescind this Separation Agreement and the Release within seven (7) calendar days to reinstate federal claims and fifteen (15) days to release Minnesota claims. To be effective, any rescission within the relevant time periods must be in writing and delivered to Deluxe Corporation, in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be (1) postmarked within the respective periods (2) properly addressed to Deluxe Corporation; and (3) sent by certified mail, return receipt requested.

         7. General Release. In consideration of the payments and other undertakings stated herein, the parties shall sign a separate Release in the form attached hereto as Exhibit A at the time each signs this Separation Agreement.

         8. Resignation. Employee agrees that as of Termination Date he will resign as a Senior Vice President of Deluxe.

         9. Confidential Deluxe Information. Employee agrees that for a period of one (1) year after execution of this Agreement unless so ordered by a court or governmental agency, Employee will not use or disclose Confidential Information of Deluxe.

         "Confidential Information" means all confidential or proprietary information of Deluxe or any affiliate, including without limitation, financial data, trade secrets, customer and mailing lists, business plans, sales and marketing plans, business acquisition or divestiture plans, data processing systems unique to Deluxe or any affiliate, information services systems unique to Deluxe or any affiliate, pricing and credit policies and practices unique to Deluxe, books and records, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, which Employee may have acquired or obtained during the course of Employee's employment with Deluxe.

         10. Nonrecruitment. For a period of one (1) year after Termination Date, Employee shall not for himself or any other person or entity either, directly or indirectly, recruit for employment any person who at any time during the period one (1) year prior to Termination Date through Termination Date is or was an employee of Deluxe or any of its affiliates or subsidiaries.

         11. Noncompetition. Employee agrees that for a period of one (1) year after Termination Date, Employee will not (a) serve as an officer, principal, advisor, agent, partner, director, stockholder, employee or consultant of any corporation or other business enterprise that engages in activities, directly or through an affiliate, that are directly competitive with the commercial activities of Deluxe from which it derives a significant portion of its revenue and which were engaged in by Deluxe at the time of the termination of Employee's employment without the prior written consent of the President and Chief Executive Officer of Deluxe Corporation; or
(b) with respect to such activities that are directly competitive, cause customers, distributors, suppliers or consultants under contract or doing business with Deluxe at any time within one year prior to and including the Termination Date to modify their business relationships with Deluxe in any material respect.

         Ownership by Employee of less than one percent (1%) of the outstanding shares of capital stock of any corporation, for investment purposes, shall not constitute a breach of this provision.

         For commercial activities to be "directly competitive" with those of Deluxe within the meaning of this Agreement, such activities must consist of selling or attempting to sell the same types of products or services from which Deluxe Corporation now derives at least one percent (1%) of its revenue or which are the subject of material business development plans of which Employee is aware.

         12. Non-Disparagement. The parties mutually agree that they shall not disparage or defame each other in any respect or make any such comments concerning the employment relationship between them.

         13. Confidentiality. The terms of this Separation Agreement and the Release shall be treated as confidential by both Employee and Deluxe and neither party shall disclose its terms to anyone, except Employee may disclose the terms of this Separation Agreement and the Release or any portions thereof, as needed, to his immediate family, legal counsel, accountant and prospective or subsequent employers, or in response to requests from such prospective or subsequent employers to facilitate compliance with its terms or as ordered by a court or governmental agency. Deluxe may disclose the terms of this Separation Agreement and the Release to its officers and directors, outside auditors, employees who have a legitimate need to know the terms in the course of performing their duties and as required by law. Each party recognizes and agrees that this confidentiality provision was a significant inducement for the other to enter into this Separation Agreement and Release. Either party may disclose this Agreement or its terms to its legal advisors for purposes of enforcement or in the course of judicial proceedings.

         14. Nonassignment. The parties agree that this Separation Agreement and the Release will not be assigned by either party unless the other party agrees to such assignment in writing.

         15. This Agreement shall bind and inure to the benefit of the parties, and as applicable, their respective heirs, personal representatives, successors and permitted assigns. Successors, in the case of Deluxe, shall mean both direct or indirect successors, whether by purchase, merger, consolidation or otherwise, to all or substantially all of the businesses or assets of Deluxe.

         16. Merger. This Separation Agreement and the Release, and the employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties. Employee and Deluxe agree that any and all claims which either might have had against the other to the extent described in the Release are fully released and discharged by this Separation Agreement and the Release, and that the only claims arising out of Employee's employment with Deluxe and his employment termination which either may hereafter assert against the other will be derived only from an alleged breach of the terms of the Separation Agreement, the Release or, as against Deluxe, or any employee benefit plan in which Employee is a participant.

         17. Entire Agreement. This Separation Agreement and Attachments constitute the entire agreement between the parties with respect to the termination of Employee's employment relationship with Deluxe, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or any of the Attachments except as herein contained.

         18. Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement and the Release, and that he is voluntarily entering into the Separation Agreement and the Release.

         19. Governing Law. This Separation Agreement and the Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

         20. Counterparts. This Separation Agreement and the Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.


DELUXE CORPORATION                                   EMPLOYEE

By: /s/ Michael F. Reeves                            By: /s/ Michael R. Schwab
         Michael F. Reeves                                 Michael R. Schwab
Title:  Vice President

STATE OF MINNESOTA

COUNTY OF RAMSEY

I, Lorraine E. Houle , a Notary Public, do hereby certify that Michael R. Schwab personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 7th day of January, 1997.


                                             /s/ Lorraine E. Houle
                                             Notary Public




STATE OF MINNESOTA

COUNTY OF RAMSEY

The foregoing instrument was acknowledged before me this 7th day of January, 1997 by Michael F. Reeves, a Vice President of Deluxe Corporation, a Minnesota corporation, on behalf of the Corporation.

                                             /s/ Lorraine E. Houle
                                             Notary Public

                                                                       EXHIBIT A
                                     RELEASE

Definitions. We intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what we mean. Specific terms we use in this Release have the following meanings:

         A. We, as used herein, includes Deluxe Corporation defined at B and Employee, as defined at C.

         B. Deluxe Corporation or Deluxe, as used herein, shall at all times mean Deluxe Corporation, its subsidiaries, successors and assigns, their affiliated companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any profit sharing, pension or other benefit plan applicable to the employees or former employees of Deluxe, in their official and individual capacities.

         C. Employee, as used herein, means Michael R. Schwab or anyone who has or obtains any legal rights or claims through him.

         D. Employee's Claims means any rights Employee has now or hereafter to any relief of any kind from Deluxe whether or not Employee knows now about those rights, arising out of his employment with Deluxe, and his employment termination, including, but not limited to, claims for breach of contracts; fraud or misrepresentation; violation of the Minnesota anti-discrimination laws, the Americans with Disabilities Act, or other federal, state, or local civil rights laws based on disability or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this Release shall not affect any claims which Employee could have made under any welfare benefit plan or any profit sharing, pension or retirement plan through Deluxe or which may arise under the Agreement to which this Release is attached.

Agreement to Release Claims. Employee agrees that he is receiving a substantial amount of money and benefits from Deluxe. Employee agrees to give up all Employee's Claims against Deluxe in exchange for those payments and benefits. Employee will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Deluxe based on Employee's Claims. Employee agrees that the money and benefits Employee is receiving are full and fair compensation for the release of all Employee's Claims. Employee agrees that Deluxe does not owe Employee anything in addition to what Employee will be receiving.

Employee understands that he may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days to reinstate state claims. To be effective, Employee's rescission must be in writing and delivered to Deluxe Corporation in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the relevant period. If sent by mail, the rescission must be postmarked within the relevant period, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.

Deluxe agrees to give up any claim against Employee that Deluxe may have now or hereafter arising from Employee's employment with Deluxe, except as may arise under the Agreement to which this Release is attached.

We acknowledge that we have read this Release carefully and understand all its terms. In agreeing to sign this Release, we have not relied on any statements or explanations made by either of us.

We agree that this Release shall be effective as of the last date set out below. Deluxe and Employee understand and agree that this Release, the Agreement and the Deluxe employee benefit plans in which Employee is a participant, contain all of the agreements between Deluxe and Employee. We have no other written or oral agreements.

Dated: December  23 , 1997                           /s/ Michael R. Schwab
                                                     Michael R. Schwab
Witnesses:

/s/ Sharon R. Maylath

/s/ Lorraine E. Houle

                                                     DELUXE CORPORATION

Dated: December  23 , 1997                           By: /s/ Michael F. Reeves
                                                         Michael F. Reeves
                                                         Vice President
Witnesses:

/s/ Sharon R. Maylath

/s/ Lorraine E. Houle